Exhibit 10.23.1 - Form of Amendment to 1995 Stock Option Plan

                        FIRST AMENDMENT TO
                      CONGOLEUM CORPORATION
                      1995 STOCK OPTION PLAN


         Pursuant to Section 8(e) of the Congoleum Corporation 1995 Stock Option Plan (the "Plan"), the Board of Directors of
Congoleum Corporation and the stockholders of Congoleum Corporation have approved an amendment to Section 5 of the Plan, effective as of May 12, 1997, so that such Section shall read in full as follows:

          5.   Stock Subject to the Plan.

            The maximum number of shares of Stock reserved for the grant of Awards under the Plan shall be 800,000 shares of Stock, subject to adjustment as provided herein. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Notwithstanding the foregoing, grants of Options under the Plan to any individual shall be limited to Options to purchase no more than 200,000 shares of Stock per calendar year. If any shares subject to an Award are forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Grantee, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan.

            In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapital-ization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, rep-urchase, or share exchange,or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(h) of the Code.

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